Exhibit 99.1
Guess?, Inc. Announces Chairman of the Board Transition

Los Angeles, CA - August 14, 2020 - Today, Guess?, Inc. (NYSE: GES) announced that Maurice Marciano, co-founder and non-executive Chairman of the Board of Guess, was recently injured in a bicycle accident near his home in Napa Valley.

Paul Marciano, Chief Creative Officer and Director for Guess, commented, “After careful medical review, my brother Maurice will be in rehabilitation and therapy for an extended period of time and, therefore, will no longer continue to serve as non-executive Chairman of the Board.”

Effective August 14, 2020, the Guess Board has appointed Alex Yemenidjian, an independent Board Member for over 15 years and the current Lead Independent Director, to replace Maurice Marciano as non-executive Chairman of the Board. Maurice Marciano will continue in his role as a member of the Guess Board.

Paul Marciano added, “All Board members, our friends and family, and all members of the Guess Family, wish Maurice a prompt and healthy recovery from this very unfortunate accident. In the meantime, we know that Alex will continue his exemplary service to Guess in his new role as non-executive Chairman of the Board.”

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 2, 2020, the Company directly operated 1,141 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 540 additional retail stores worldwide. As of May 2, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.